Oppenheimer Dividend Opportunity Fund
NSAR Exhibit – Item 77I

Oppenheimer Dividend Opportunity Fund (the "Registrant") began offering Class I shares on August 28, 2014.  Post−Effective Amendment No. 19 (8-28-2014) to the Registrant's Registration Statement, Accession Number 0000728889-14-001108, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.